Exhibit 99.1

THORNBURG MORTGAGE REPORTS 3Q DILUTED EPS OF $0.69;
DECLARES $0.67 3Q DIVIDEND

➢ Quarterly dividend increased to $0.67, a 6% increase over prior year
➢ 3Q mortgage originations of $1.2 billion, up 18% year-over-year
➢ Loan originations likely to exceed ’04 target of $3.7 billion
➢ Total assets increase to $26.4 billion, up 53% over 3Q 2003
➢ 60-day plus delinquent loans at 0.03%

     Santa Fe, NM, October 19, 2004 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income for the quarter ended September 30, 2004 of $58.0 million, or $0.69 diluted earnings per common share, as compared to $45.8 million, or $0.68 diluted earnings per common share, for the quarter ended September 30, 2003, representing a year-over-year increase of 1% on a diluted earnings per common share basis.

     Simultaneous with the earnings announcement, the company’s Board of Directors declared a third quarter dividend of $0.67 per common share, payable on November 17, 2004 to shareholders of record on November 4, 2004. The ex-dividend date is November 2, 2004. This dividend represents a 6% increase over the year-earlier period and a 2% increase over the second quarter of 2004.

     Garrett Thornburg, chairman and chief executive officer, remarked, “We are pleased with the Board’s decision to increase the dividend to a new record level. Despite seeing some additional margin compression during the quarter due to our increased interest rate risk management efforts, we believe we can sustain the new dividend level and continue to provide shareholders with the opportunity for dividend growth over time. This record dividend represents the company’s tenth consecutive quarterly dividend increase and based on our closing share price yesterday, equates to an annualized dividend yield of 9%.”

     Larry Goldstone, president and chief operating officer, stated, “Our overall financial results remained positive and earnings once again exceeded the quarterly dividend distribution, which remains our primary objective. Year-over-year total assets increased by 53%; earnings per share grew 1%; and return on equity (ROE) remained strong at 15.2%.

During the quarter, falling interest rates and the simultaneous flattening of the yield curve provided us with an opportunity to sell mortgage backed securities (MBS), resulting in a $4.9 million net gain, which allowed us to partially offset the impact of our declining margin. That said, in recent weeks spreads on new asset acquisitions have widened and we now believe that rates will only rise moderately in the coming quarters, which suggests we should see some margin improvement beginning in the fourth quarter.”

     Mr. Goldstone remarked, “We also continue to pursue strategies that we believe will support additional earnings growth in future periods, namely growing our higher margin loan origination business, accretively raising new equity capital and funding asset acquisitions with collateralized debt obligations (CDOs). A favorable stock price during the quarter enabled us to issue additional shares of common stock at a significant premium to book value. Through our diverse capital-raising programs, we raised net equity proceeds of $114.2 million. The average net share price at which these shares were issued was $27.85, equating to a 2% discount on shares sold. Year-to-date we have raised $361.2 million of new equity, exceeding our 2004 capital-raising target of $360 million.”

     Mr. Goldstone continued, “In September, we also completed our third securitization of the year. In this transaction, $1.3 billion of ARM loans were permanently financed through the issuance of CDOs. In completing this transaction, we freed up approximately $88 million of capital, which allowed us to acquire $615 million in additional assets in accordance with our capital policy. We have completed six such transactions in the last 18 months, which we estimate has allowed us to carry an additional $3.0 billion in ARM assets. For accounting purposes, these transactions are treated as a financing versus sales of loans, and therefore no gain on sale income is generated.”

     Mr. Goldstone concluded, “We believe our portfolio can be managed for a changing interest rate environment, and, as a result, that the current dividend level is secure. Additionally, our business continues to perform well, which gives us confidence in our earnings prospects for the remainder of 2004 and beyond.”

     Origination Activity

     Commenting on the mortgage origination program, Joseph Badal, executive vice president and chief lending officer, said, “Loan originations totaled $1.2 billion in the third quarter, increasing 18% over the year-ago period and 4% over last quarter. Year-to-date we have closed $3.2 billion in loans, up 20% from this time last year. In addition, mortgage origination volumes remain strong with $730.0 million of loans in the pipeline at September 30, 2004, most of which we expect will close in the fourth quarter. Moreover, our loan servicing portfolio grew 10% during the third quarter to $6.7 billion, representing 14,397 customers. This growing customer base should generate franchise value and give us the ability to pursue other income opportunities in the future.”

     Mr. Badal remarked, “While the Mortgage Bankers Association is projecting a 30% decline in overall originations in 2004, we will likely exceed our 2003 loan origination volume of $4.0 billion. We can attribute our success to a growing network of financial intermediaries, our competitive rates, innovative products and strong service levels. Over the past 12 months we have effectively grown our share of the mortgage market for home purchases. Purchase money mortgages accounted for 69% of our loan production in the third quarter versus 35% a year ago. Our goal remains to grow our origination business over time, in both absolute terms and as a percentage of our overall annual asset acquisitions so that we can capitalize on the better margins generated by our mortgage origination channels.”

     The company’s borrower credit quality remains exceptional. At September 30, 2004, the company’s 60-day plus delinquent loans were just 0.03% of $9.4 billion of securitized and unsecuritized loans, down from 0.05% in the second quarter, and significantly below the industry’s delinquent conventional and prime ARM loan ratios of 1.49% and 0.62%, respectively. The company has not realized a loan loss in the past 11 quarters, and since it began acquiring loans in 1997, it has experienced cumulative credit losses of just $174,000. At September 30, 2004, loan loss reserves totaled $9.1 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio.

     Third Quarter Results

     For the quarter ended September 30, 2004, net income grew to $58.0 million and net interest income grew to $72.0 million, up 27% and 20%, respectively, from the year-ago period. ROE for the third quarter was 15.2% compared to 15.4% for the year ago period. Book value grew 19% to $18.92 per share, up from $15.91 a year ago. This book value calculation excludes the unrealized market value gain on our securitized ARM loans and ARM loans collateralizing CDOs which totaled $46.6 million at September 30, 2004.

     The average portfolio yield during the third quarter increased to 3.93% from 3.84% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 2.93% from 2.72% in the third quarter. This resulted in an average portfolio margin of 1.18% for the quarter compared to 1.31% for the quarter ended June 30, 2004.

     Richard Story, chief financial officer, commented, “Two primary factors contributed to the decline in our average portfolio margin. The net interest spread on our 6- and 12-month traditional ARMs, which represent 12% of our portfolio, declined temporarily as our funding costs related to those assets, which are based on one-month LIBOR, increased at a faster pace during the quarter. We believe this spread compression is temporary as these assets will continue to reprice upwards within the next six to 12 months.”

     Mr. Story added, “We also continued to increase our hedged borrowing position against our hybrid ARMs during the quarter to further reduce our exposure to rising interest rates on that portion of our portfolio. At September 30, 2004, our hedged and fixed rate borrowings were $20.5 billion. We effectively create fixed rate borrowings by extending the duration of the short-term funding on our hybrid ARMs with interest rate swap agreements, Eurodollar contracts, and interest rate cap agreements so that it closely matches the duration of the hybrid ARMs. Since the year ended 2003, our fixed rate and hedged borrowings have grown from 90.1% of hybrid ARM assets to 94.3%. At the end of the third quarter, we calculated our duration gap to be 2.6 months, down from 4.2 months in the prior quarter. The lower the duration gap, the less impact interest rate changes will have on earnings.”

     The company’s ARM portfolio increased by 58% over the past 12 months, and 13% in the third quarter, ending the quarter with $26.0 billion of ARM assets. During the quarter, the company acquired or originated $5.5 billion of new mortgage assets at an average purchase price of 101.2%. The portfolio prepayment rate averaged 23% Constant Prepayment Rate (CPR) for the third quarter, down from 35% CPR in the previous quarter. At September 30, 2004, the unamortized cost basis at which the company was holding its ARM assets was 101.1% unchanged from the prior quarter.

     The company’s asset quality remains exceptional. At September 30, 2004, 97.3% of ARM assets were privately issued securities rated AAA or AA, or Fannie Mae or Freddie Mac agency securities, which have an implied AAA rating. An additional 1.8% consisted of “A” quality ARM loans that were pending securitization for retention in the company’s ARM asset portfolio. At the end of the third quarter, 34% of the ARM portfolio consisted of loans securitized by the company.

     The company will host a dial-in conference call on Wednesday, October 20, 2004 at 10:30 a.m. EDT, to discuss third quarter results. The teleconference dial-in number is (888) 428-4474. A replay of the call will be available beginning at 1:00 p.m. on October 20, 2004 and ending at midnight on October 27, 2004. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 749887. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com. Presentation materials will be available to download prior to the event at www.thornburgmortgage.com.

     Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount on shares purchased through the Plan.

     Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market. Backed by a sizeable balance sheet of $26.4 billion in assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

     Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

     Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900 ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.
STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)

For Quarters Ended:

	September 30, 2004	September 30, 2003
Interest income from ARM assets and cash equivalents	$240,051	$151,166
Interest expense on borrowed funds	(168,098)	(91,261)

Net interest income	71,953	59,905

Servicing income, net	1,702	424
Gain on ARM assets and hedging instruments, net	4,907	1,820
Hedging expense	(149)	(145)
Provision for credit losses	(322)	(970)
Management fee	(4,184)	(3,068)
Performance fee	(8,517)	(7,136)
Long-term incentive awards	(3,530)	(2,299)
Other operating expenses	(3,831)	(2,763)

NET INCOME	$58,029	$45,768

Net income	$58,029	$45,768
Dividends on Series A preferred stock	—	—

Net income available to common shareholders	$58,029	$45,768

Basic earnings per share:
Net income	$0.69	$0.69

Average number of shares outstanding	84,643	66,092

Diluted earnings per share:
Net income	$0.69	$0.68

Average number of shares outstanding	84,643	67,532

Dividends declared per common share	$0.67	$0.63
Noninterest expense as a percent of average assets	0.33%	0.39%

THORNBURG MORTGAGE, INC.
STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)

For Nine Months Ended:

	September 30, 2004	September 30, 2003
Interest income from ARM assets and cash equivalents	$653,351	$411,259
Interest expense on borrowed funds	(437,626)	(244,589)

Net interest income	215,725	166,670

Servicing income, net	3,894	1,365
Gain on ARM assets and hedging instruments, net	7,555	5,400
Hedging expense	(456)	(542)
Provision for credit losses	(1,145)	(1,976)
Management fee	(11,747)	(8,239)
Performance fee	(25,331)	(20,247)
Long-term incentive awards	(7,681)	(7,043)
Other operating expenses	(11,523)	(8,354)

NET INCOME	$169,291	$127,034

Net income	$169,291	$127,034
Dividends on Series A preferred stock	—	(3,340)

Net income available to common shareholders	$169,291	$123,694

Basic earnings per share:
Net income	$2.09	$2.04

Average number of shares outstanding	80,896	60,572

Diluted earnings per share:
Net income	$2.09	$2.02

Average number of shares outstanding	80,896	62,887

Dividends declared per common share	$1.98	$1.85
Noninterest expense as a percent of average assets	0.33%	0.44%

THORNBURG MORTGAGE, INC.
BALANCE SHEET
(Amounts in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Adjustable-rate mortgage (“ARM”) assets:
ARM securities, net	$16,637,942	$11,520,741
ARM loans:
Securitized ARM loans, net	3,078,327	3,687,466
ARM loans collateralizing debt obligations, net	5,862,711	3,146,961
ARM loans held for securitization, net	461,249	496,998

ARM loans	9,402,287	7,331,425

ARM assets	26,040,229	18,852,166
Cash and cash equivalents	137,024	85,366
Restricted cash and cash equivalents	47,870	51,600
Hedging instruments	81,952	40,356
Accrued interest receivable	105,153	73,702
Prepaid expenses and other	33,500	15,609

	$26,445,728	$19,118,799

LIABILITIES
Reverse repurchase agreements	$15,093,315	$13,926,858
Asset-backed commercial paper	3,184,489	—
Collateralized debt obligations (“CDOs”)	5,801,776	3,114,047
Whole loan financing facilities	297,470	369,343
Hedging instruments	79,545	113,518
Senior notes	251,400	251,080
Accrued interest payable	38,225	26,114
Dividends payable	—	47,350
Accrued expenses and other	51,303	31,385

	24,797,523	17,879,695

SHAREHOLDERS’ EQUITY
Common stock: par value $0.01 per share; 499,978 shares authorized, 87,124 and 73,985 shares issued and outstanding, respectively	871	740
Additional paid-in-capital	1,737,894	1,376,879
Accumulated other comprehensive loss	(155,881)	(142,778)
Retained earnings	65,321	4,263

	1,684,205	1,239,104

	$26,445,728	$19,118,799

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